Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Second Quarter 2011 EPS of $0.47,

an Increase of 52% over Second Quarter 2010

—Total Company Sales Increase 15%: Comparable Sales Increase 9% —

New York, NY, August 19, 2011 – ANN INC. (NYSE: ANN) today reported results for the fiscal second quarter of 2011, ended July 30, 2011. The Company also provided its outlook for the third quarter and full year of fiscal 2011.

For the fiscal second quarter of 2011, the Company reported earnings per diluted share of $0.47, compared with earnings per diluted share of $0.31 in the second quarter of 2010.

Kay Krill, President and CEO, commented, “With our second quarter results, ANN INC. delivered an eighth consecutive quarter of double digit growth in earnings and diluted earnings per share. Our results reflect strong performance at the LOFT brand across all channels for the quarter, as clients responded to the assortment of feminine basics and fashion at great value. We also delivered solid results in the Ann Taylor brand, with strong performance in the e-commerce and factory channels and positive, but softer-than-expected, performance in the stores channel.

“During the second quarter, we continued to expand our presence in highly profitable channels through the addition of 12 factory outlet stores and the successful transition of both brands to a new e-commerce platform, which will enable accelerated growth in this important channel. Looking ahead to the third quarter, we are pleased by client response to our new pre-Fall product assortments, and we fully expect to deliver positive comparable sales performance at both brands in all channels.”

Fiscal 2011 Second Quarter Results

Total net sales for the second quarter of fiscal 2011 were $558.2 million, compared with net sales of $483.5 million in the second quarter of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand totaled $217.9 million in the second quarter of 2011, compared with net sales of $207.2 million in the second quarter of 2010. At the LOFT brand, net sales across all channels totaled $340.3 million in the second quarter of 2011, compared with net sales of $276.2 million in the second quarter of 2010.

Total Company comparable sales for the quarter increased 8.6% versus the second quarter of 2010. At Ann Taylor, total brand comparable sales increased 5.3%, reflecting increases of 0.6% at Ann Taylor stores, 32.0% in the Ann Taylor e-commerce channel and 6.5% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 11.0%, reflecting increases of 8.6% at LOFT stores, 33.5% in the LOFT e-commerce channel and 23.7% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 55.0%, equivalent to the record gross margin rate achieved in the second quarter of 2010. The strong gross margin performance in the second quarter of 2011 reflected excellent product execution and lower promotional activity at LOFT stores, and a higher promotional cadence at Ann Taylor stores to move through select Summer product that did not resonate with our client.

Selling, general and administrative expenses for the second quarter of 2011 were $265.1 million versus $235.4 million reported in the second quarter of 2010. As a percentage of net sales, selling, general and administrative expenses declined 120 basis points versus the prior year to 47.5%. The improvement in SG&A rate reflected substantially higher net sales and continued aggressive management of expenses, partially offset by costs associated with the Company’s accelerated factory outlet strategy, an increase in variable costs associated with higher sales versus the 2010 period and higher performance-based compensation expense.

During the second quarter of 2011, the Company did not incur any pre-tax restructuring charges, but did record pre-tax restructuring charges of $0.8 million in the second quarter of 2010. On an after-tax basis, these second quarter 2010 charges totaled $0.5 million, or approximately $0.01 per diluted share.

The Company reported operating income of $41.7 million in the second quarter of 2011, an increase of 39% compared with operating income of $29.9 million in the second quarter of 2010. Net income was $24.8 million in the second quarter of 2011, an increase of 33% versus the $18.6 million reported in the second quarter of 2010. Diluted earnings per share were $0.47, an increase of 52% compared to the $0.31 per diluted share reported in the second quarter of 2010.

The Company ended the quarter with approximately $145 million in cash and cash equivalents.

Total inventory per square foot, excluding e-commerce, at the end of the fiscal second quarter of 2011 increased 9%, reflecting an 8% increase at Ann Taylor stores, a 3% increase at LOFT stores and an increase in the factory outlet channel in the mid-teens.

During the second quarter of fiscal 2011, the Company opened 24 stores, comprised of seven Ann Taylor stores, one Ann Taylor Factory store, five LOFT stores and 11 LOFT Outlet stores. During the quarter, the company closed four LOFT stores and one Ann Taylor store. The total store count at the end of the fiscal second quarter was 942, comprised of 272 Ann Taylor stores, 97 Ann Taylor Factory stores, 501 LOFT stores, and 72 LOFT Outlet stores.

First Half Fiscal 2011 Results

Net sales for the first six months of fiscal 2011 were $1,081.8 million, compared with net sales of $959.7 million in the first half of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand were $440.8 million in the first half of 2011, compared with net sales of $405.6 million in the first half of 2010. At the LOFT brand, net sales across all channels were $641.1 million in the first half of 2011, compared with net sales of $554.1 million in the first half of 2010.

Total Company comparable sales for the first half of 2011 increased 8.2%, on top of an increase of 9.9% in the prior year. At Ann Taylor, total brand comparable sales increased 10.2%, including increases of 7.0% at Ann Taylor stores, 38.1% in the Ann Taylor e-commerce channel and 7.8% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 6.7%, including an increase of 3.8% at LOFT stores, an increase of 33.1% in the LOFT e-commerce channel and a 20.0% increase in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 56.1% in the first half of 2011.

Selling, general and administrative expenses for the first half of 2011 were $519.2 million, versus $479.2 million in the first half of 2010. As a percentage of net sales, selling, general and administrative expenses declined 190 basis points versus the prior year to 48.0%. The improvement in the SG&A rate reflected substantially higher net sales and continued aggressive management of expenses, partially offset by costs associated with the Company’s accelerated factory outlet strategy and an increase in variable costs associated with higher sales versus the 2010 period.

During the first six months of 2011, the Company did not record any restructuring charges, compared with pre-tax restructuring charges totaling $1.1 million recorded in the first six months of 2010. On an after-tax basis, restructuring charges totaled $0.7 million, or $0.01 per diluted share, in the first six months of 2010.

The Company reported operating income of $87.6 million in the first half of 2011, an increase of 28% compared with operating income of $68.6 million in the first half of 2010. Net income was $52.1 million in the first half of 2011, an increase of 26% versus the $41.2 million reported in the first half of 2010. Diluted earnings per share in the first half of 2011 were $0.97 per diluted share, an increase of 41% over the $0.69 per diluted share reported in the first half of 2010.

Outlook for Fiscal Third-Quarter and Full-Year 2011

For the fiscal third quarter of 2011, the Company expects total net sales to be $565 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to be slightly better than last year’s performance of 57.2%. Selling, general and administrative expenses are estimated to approach $275 million, with the increase versus last year primarily reflecting support for the Company’s strategic growth initiative to accelerate factory outlet expansion, an increased investment in marketing compared to the third quarter of 2010 and higher variable store operating costs to support planned top-line growth.

In terms of the full year, the Company has updated its outlook for fiscal 2011, as follows:

•

The Company currently expects fiscal 2011 total net sales to approach $2.225 billion, an increase of nearly $250 million, or 12%, versus fiscal 2010. This reflects a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to approach 55.5%.

•

Selling, general and administrative expenses, as a percentage of net sales, are expected to leverage by more than 150 basis points to approximately 48%, reflecting continued disciplined expense management and expected sales growth versus fiscal 2010. Total SG&A expenses in fiscal 2011 are expected to be approximately $1.065 billion, compared with $979 million in fiscal 2010. The overall increase primarily reflects support for the Company’s 2011 strategic growth initiatives, as follows:

•	Approximately $35 million of incremental expense associated with the opening of 44 factory outlet locations in fiscal 2011, as well as the full year impact in 2011 of the 2010 LOFT Outlet openings;

•	$25 million in variable store operating costs to support sales growth at the Ann Taylor and LOFT brands;

•	$15 million in incremental brand marketing investment to drive traffic growth to all channels, as well as continued investment in our high growth e-commerce business, and;

•	$5 million associated with reinstatement of the Company’s 401k match and $5 million associated with merit increases.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $130 million, reflecting investments of approximately:

•	$60 million in support of approximately 80 new stores for both brands;

•	$25 million to support approximately 35 downsizes and remodels, largely associated with the accelerated conversion of select Ann Taylor stores to the new, more productive, smaller store format;

•	$20 million for store renovation and refurbishment programs, primarily for LOFT stores, and;

•	$25 million to support continued investment in information technology and our high-growth e-commerce channel.

•

Total weighted average square footage for fiscal 2011 is expected to increase approximately 4% by year-end, reflecting the opening of approximately 80 new stores, partially offset by approximately 30 store closures and the impact of downsizes. The Company expects to have approximately 945 stores at fiscal year-end, and,

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 942 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of July 30, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•

the Company’s dependence on its Louisville distribution center and third-party transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the transportation companies;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•	the effect of competitive pressures from other retailers;

•	the impact on the Company’s stock price of fluctuations in the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to sustain the results of its restructuring program;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	the Company’s dependence on shopping malls and other retail centers to attract customers; and

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended July 30, 2011 and July 31, 2010

(unaudited)

Table 1.

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Net sales	$558,201	$483,472	$1,081,829	$959,653
Cost of sales	251,400	217,398	475,076	410,688

Gross margin	306,801	266,074	606,753	548,965
Selling, general and administrative expenses	265,125	235,421	519,158	479,220
Restructuring charges	—	758	—	1,143

Operating income	41,676	29,895	87,595	68,602
Interest income	98	111	333	337
Interest expense	531	480	811	885

Income before income taxes	41,243	29,526	87,117	68,054
Income tax provision	16,451	10,914	35,011	26,826

Net income	$24,792	$18,612	$52,106	$41,228

Earnings per share:
Basic earnings per share	$0.48	$0.32	$0.99	$0.70

Weighted average shares outstanding	51,277	58,017	51,679	57,711

Diluted earnings per share	$0.47	$0.31	$0.97	$0.69

Weighted average shares outstanding, assuming dilution	52,161	58,813	52,625	58,602

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 30, 2011, January 29, 2011 and July 31, 2010

(unaudited)

Table 2.

	July 30,	January 29,	July 31,
	2011	2011	2010
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$145,178	$226,644	$262,642
Accounts receivable	29,468	17,501	26,373
Merchandise inventories	213,686	193,625	181,132
Refundable income taxes	26,457	26,631	25,284
Deferred income taxes	25,845	28,145	28,183
Prepaid expenses and other current assets	64,513	57,367	48,163

Total current assets	505,147	549,913	571,777
Property and equipment, net	359,355	332,489	336,598
Deferred income taxes	27,514	31,224	30,415
Other assets	12,348	13,194	8,992

Total assets	$904,364	$926,820	$947,782

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$97,501	$97,330	$93,375
Accrued salaries and bonus	22,094	29,346	25,372
Current portion of long-term performance compensation	17,835	—	—
Accrued tenancy	43,055	42,620	45,432
Gift certificates and merchandise credits redeemable	38,043	49,103	37,697
Accrued expenses and other current liabilities	70,458	63,509	66,427

Total current liabilities	288,986	281,908	268,303
Deferred lease costs	166,300	165,321	166,088
Deferred income taxes	1,040	850	1,455
Long-term performance compensation, less current portion	31,222	32,299	19,092
Other liabilities	22,893	22,997	21,287

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516, 82,554,516 and 82,554,516 shares issued, respectively	561	561	561
Additional paid-in capital	798,992	801,140	788,624
Retained earnings	539,797	487,691	455,522
Accumulated other comprehensive loss	(2,301)	(2,378)	(3,999)
Treasury stock, 30,324,921, 27,205,853 and 23,509,820 shares, respectively, at cost	(943,126)	(863,569)	(769,151)

Total stockholders’ equity	393,923	423,445	471,557

Total liabilities and stockholders’ equity	$904,364	$926,820	$947,782

ANN INC.

Brand Sales and Store Data

For the Quarters and Six Months Ended July 30, 3011 and July 31, 2010

(unaudited)

Table 3.

	Quarter Ended
Sales and Comps	July 30, 2011		July 31, 2010
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$117,297	0.6%	$118,241	19.6%
Ann Taylor e-commerce	22,597	32.0%	17,433	28.5%

Subtotal	139,894	4.7%	135,674	20.6%
Ann Taylor Factory	78,003	6.5%	71,563	6.3%

Total Ann Taylor brand	$217,897	5.3%	$207,237	15.2%

LOFT brand
LOFT Stores	$260,475	8.6%	$242,927	(3.1)%
LOFT e-commerce	23,867	33.5%	18,401	54.6%

Subtotal	284,342	10.3%	261,328	(0.6)%
LOFT Outlet	55,962	23.7%	14,907	13.2%

Total LOFT brand	$340,304	11.0%	$276,235	—%

Total Company	$558,201	8.6%	$483,472	6.1%

	Six Months Ended
Sales and Comps	July 30, 2011		July 31, 2010
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$242,676	7.0%	$233,506	17.3%
Ann Taylor e-commerce	52,058	38.1%	38,304	39.8%

Subtotal	294,734	11.5%	271,810	19.9%
Ann Taylor Factory	146,038	7.8%	133,790	8.3%

Total Ann Taylor brand	$440,772	10.2%	$405,600	15.8%

LOFT brand
LOFT Stores	$499,574	3.8%	$486,004	2.7%
LOFT e-commerce	52,160	33.1%	39,916	57.5%

Subtotal	551,734	6.0%	525,920	5.4%
LOFT Outlet	89,323	20.0%	28,133	17.8%

Total LOFT brand	$641,057	6.7%	$554,053	5.9%

Total Company	$1,081,829	8.2%	$959,653	9.9%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	July 30, 2011		July 31, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	272	1,446	278	1,513
Ann Taylor Factory	97	691	92	668

Total Ann Taylor brand	369	2,137	370	2,181

LOFT brand
LOFT Stores	501	2,920	506	2,961
LOFT Outlet	72	506	18	123

Total LOFT brand	573	3,426	524	3,084

Total Company	942	5,563	894	5,265

Number Of:
Stores open at beginning of period	923	5,494	903	5,324
New stores	24	132	—	—
Expanded/downsized stores (2)	—	(36)	—	(1)
Closed stores	(5)	(27)	(9)	(58)

Stores open at end of period	942	5,563	894	5,265

Converted stores (3)	—	—	1	—

	Six Months Ended
Stores and Square Footage	July 30, 2011		July 31, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number Of:
Stores open at beginning of period	896	5,283	907	5,348
New stores	56	376	—	—
Expanded/downsized stores (4)	—	(39)	—	(5)
Closed stores	(10)	(57)	(13)	(78)

Stores open at end of period	942	5,563	894	5,265

Converted stores (5)	—	—	6	—

(2)	During the quarter ended July 30, 2011, the Company downsized six Ann Taylor stores and two Ann Taylor Factory stores. During the quarter ended July 31, 2010, the Company downsized one Ann Taylor store and one LOFT store.
(3)	During the quarter ended July 31, 2010, the Company converted one Ann Taylor store to a LOFT store.
(4)	During the six months ended July 30, 2011, the Company downsized seven Ann Taylor stores and two Ann Taylor Factory stores. During the six months ended July 31, 2010, the Company downsized 3 Ann Taylor stores and one LOFT store.
(5)	During the six months ended July 31, 2010, the Company converted six Ann Taylor stores to LOFT stores.